EXHIBIT 10.1





July 17, 2007



Mr. Ron McCray
9242 Hathaway
Dallas, TX  75220

Dear Ron:

Welcome! We are very pleased to confirm your acceptance of Nike's offer to employ you as its Vice President and Chief Administrative Officer. We feel that your experience and talents are valuable to NIKE, and we are excited that you will be joining the team. As discussed, your start date will be August 31, 2007.

We are offering you an annualized salary of $650,000 which will be paid on bi-weekly basis.

We are also offering you a sign-on bonus of $350,000 which will be paid along with your first paycheck. Bonus payments are subject to the appropriate withholdings and deductions.

As a Nike employee, you will participate in our Performance Sharing Plan
(PSP). PSP is a bonus program based upon a percentage of your eligible paid fiscal year earnings (June 1 - May 31), and is distributed in August of each year if we achieve our Pre-Tax Income goals for the year just concluded. The target PSP percentage for this position is 70%. This incentive bonus will vary based upon company performance. If extraordinary performance is achieved, you can earn up to 150% of your target award.

Subject to approval by the Nike, Inc. Compensation Committee of the Board of Directors, and the terms of Nike's 1990 Stock Incentive Plan, as it may be amended from time to time, Nike will grant you an initial "sign-on" option to purchase 50,000 shares of Nike, Inc. Class B Common Stock with an exercise price equal to the closing market price on the date of grant. The option will vest 25 percent per year, and have a ten year term. The effective date of the grant will coincide with the first Compensation Committee meeting following commencement of your employment, now scheduled for September 17, 2007.

Subject to approval by the Nike, Inc. Compensation Committee and the terms of Nike's 1990 Stock Incentive Plan, as it may be amended from time to time, Nike will also grant you $800,000 worth of Nike, Inc. Class B Common Stock, which shall be "restricted." These restricted shares will vest at the rate of one-third per year over the three years following the date of grant. The effective date of this "sign-on" grant will, likewise, coincide with the first Compensation Committee meeting following commencement of your employment, now scheduled for September 17, 2007.

On the first company-wide general stock and stock option grant date following commencement of your employment, Nike will grant you an option to purchase 50,000 shares of Nike, Inc. Class B Common Stock with an exercise price equal to the closing price on the date of grant. The number of shares and terms of the annual award will in the future be subject to your individual performance, approval by the Nike, Inc. Compensation Committee, and the terms of the Nike, Inc. 1990 Stock
Incentive Plan, as it may be amended from time to time.   The annual grant
traditionally takes place in July, so the next grant date will be in July
2008.

Also in July 2008, Nike shall grant you $250,000 worth of Nike, Inc. Class B Common Stock, which shall be "restricted." These restricted shares shall be in addition to the "sign-on" restricted shares referenced above and in this case vest at the rate of 100% per year over the one year following the date of grant. Our restricted stock grant practice follows a three year cycle. While the value of the grant of restricted shares is subject to your individual performance, you are eligible for a full three year grant the following year, July 2009.

You will be eligible to participate in Nike's Long Term Incentive Plan
(LTIP). The LTIP is designed to reward you based on Nike's Revenue and Earnings Per Share performance over a three-year period. The plan could pay out more or less than target depending on Nike's performance. Applicable to the FY08 and FY09 LTIP, if extraordinary performance is achieved, you can earn up to 150% of your target award. Applicable to the FY10 LTIP, if extraordinary performance is achieved, you can earn up to 200% of your target award. Plan awards are made in cash at the end of the three-year performance period.

As a Corporate Vice President, your target award will be $300,000. Since you are joining Nike mid-way in some Plan years, your target award would
normally be pro-rated for Fiscal Years '08 and '09.    However, you will
be paid an additional cash bonus each year beginning with the FY08 plan as if you had been a full participant in each of the three years of the plan (see chart below).

          3-Year Performance      Normal Target      Award Target Award after
                Period          Award if Start July    Special Make-up Bonus


FY08 LTIP  FY06, FY07, FY08         $100,000                 $300,000

FY09 LTIP  FY07, FY08, FY09         $200,000                 $300,000

FY10 LTIP  FY08, FY09, FY10         $300,000                 $300,000
                                                          (no pro-ration)

You will be eligible for corporate benefits starting the first day of the month following 30 days of employment. Amongst the large suite of corporate benefits offered, included is Nike's 401(K) and Profit Sharing Plan. Provided you enroll in the plan, Nike will match 100% of the first 5% of your before tax contributions up to the IRS dollar limit. You are 100% vested in the 401(K) plan at all times.

In addition, Nike makes contributions to your profit sharing account. The amount varies each year and is based on Nike's annual financial performance results. You must be employed on June 1 and May 31 of the plan year and you must complete 1,000 or more hours of service to be eligible for a contribution. You become vested in your Profit Sharing Account based on years of service and are fully vested after five years.

Deferred Compensation Plan (DCP)
________________________________

You are eligible to contribute to the DCP. This non-qualified plan offers several investment options and provides the advantage of tax deferring a percentage of your salary as well as eligible bonus payments. Regardless of your personal decision to contribute, Nike shall make an annual contribution to your DCP account in an amount equal to profit sharing plan contributions (see above) on eligible compensation over the IRS annual dollar limits related to qualified benefit plans.

As a Vice President, you are defined as a "key employee" under the DCP subject to special plan provisions. Under these provisions, you will not be able to receive a distribution until six months from the date of separation from service. This six-month delay does not apply to distributions on account of death, disability, or unforeseeable financial hardship or to scheduled withdrawals. Further details on this plan will be provided to you.

Executive Financial Services Program
____________________________________

You will be eligible to receive 50% reimbursement up to $5,000 per calendar year for fees charged by financial service providers for time spent giving advice and assistance in the following areas:
     - Tax Planning and Tax Return Preparation
     - Investment Planning
     - Cash Flow Planning
     - Retirement Planning
     - Estate Planning
     - Insurance Planning/Risk Management

Executive Travel
________________

You have the option of electing to travel first class.

Parking Space
_____________

You will also receive a reserved parking space.

Blackout and Pre-Clearance Policy

You are covered under the Nike, Inc. Blackout and Pre-Clearance Policy (see attached for details). This policy is in addition to and supplements the Nike, Inc. Insider Trading Policy. In the course of your job at Nike, you may become aware of information about the Company or another company that we do business with which is not available to the public. The use of this information to trade in the stock of Nike or another company is against Nike policy. It is also illegal. The type of information covered by these standards includes any information that might influence an investor to buy or sell Nike stock or the stock of another company with which Nike may be doing or considering doing business. If you need additional information, please contact John Coburn, Legal Department, at
(503) 671-3167.

Relocation Benefits
___________________

Your relocation benefits include the following:
     - Van line service - full pack
     - Lump sum payment of $1,000.00 (net)
     - Up to 90 days temporary living accommodations
     - Transportation of up to two autos
     - Up to 90 days temporary storage
     - Rental car up to 30 days if needed
     - 1 house/apartment hunting trip
     - Final trip transportation for you and your family
     - Guaranteed Home Sale Program

Severance
_________

In the event Nike terminates your employment without cause and/or you leave for Good Reason prior to August 27, 2010, and provided that (1) you comply with the terms of your Covenant Not to Compete and Non-Disclosure Agreement if enforced, and (2) that you execute a release of claims satisfactory to Nike; Nike shall pay you a monthly severance payment equal to one-hundred percent (100%) of your last monthly base salary, in effect, payable in accordance with Nike's payroll practices for one year from the date of your termination. In addition, Nike will pay you a PSP bonus at
100% target for the fiscal year of separation from Nike.   The severance
payment, if paid, shall serve as the Additional Consideration under the Covenant Not to Compete and Non-Disclosure Agreement, if enforced.

If your employment terminates as a result of a termination for Cause or you leave without "Good reason", Nike shall pay or provide you only the base salary and benefits which have been earned or become payable through the date of such termination.

            "Cause" means any one of the following: (i) fraud, (ii) material misrepresentation in connection with performance of your job duties, material misrepresentation in connection with performance of your job duties, which includes but is not limited to conduct which in the judgment of Nike creates a conflict of interest or the appearance of a conflict of interest between you and Nike, or any act or omission in connection with your performance of your job responsibilities or duties under this Agreement that results in injury to the reputation , business, business prospects, or business relationships of Nike, (iii) insubordination (iv) theft or embezzlement, (v) your conviction of, or a plea of guilty or no contest to, a felony under the laws of the United States or any state thereof, (vi) violation of the terms of your Covenant Not to Compete and Non-Disclosure Agreement, (vii) you violate Nike's anti harassment anti discrimination policy, (viii) in carrying out your duties, you engage in conduct that constitutes gross neglect or willful gross misconduct and that, in either case, results in material economic harm to Nike or material harm to Nike's reputation; (ix) your failure to satisfactorily perform any of your material employment duties or duties inherent in your position or title and as described above, which failure continues, in the reasonable judgment of Nike, after written notice given to you by Nike with the opportunity to cure such failure within 30 days.

            "Good Reason" shall mean the occurrence of any of the following, without your prior written consent and without full cure on 30 days notice from you to Nike requesting cure: (i) a material breach by Nike of a material term of this Agreement; (ii) a material reduction in your title, duties or responsibilities below the level of such duties and responsibilities as are assigned at the outset of your employment; provided that: (A) any such change in connection with the termination of your employment for Cause or due to disability, or as a result of your death, or voluntary termination of employment by you other than for Good Reason, shall not constitute Good Reason, and (B) any inconsequential or de minimis change in your duties or responsibilities shall not constitute Good Reason.

The termination and severance provisions set forth in this letter shall only remain in effect until and including August 27, 2010.

In the event of a voluntary termination of employment with NIKE for any reason, all continuing relocation benefits and reimbursements will cease as of the date of termination. In addition, if the date of termination is within one year of the effective date of your hire date, you will be required to repay a pro-rated portion of the relocation cost as established by Human Resources. Your acceptance of this offer is also an acceptance of this repayment obligation.

This offer, and your acceptance thereof, is contingent upon your acceptance of the Covenant Not to Compete and Non-Disclosure Agreement (enclosed). You must return a signed copy before the effective date of your new position. This letter constitutes your offer with Nike and supersedes all prior oral and written communications. As a part of our agreement, you acknowledge that your employment at Nike is "at will". This means that you may resign from Nike or Nike may end the employment relationship at any time, with or without cause, and with or without notice.

Ron, we feel that you have a great deal to contribute to the team and we hope that you will find opportunity, challenge, and satisfaction in your association with Nike, Inc. If you have any questions, please feel free to contact me at (503) 671-2629.

Regards,



Lindsay Stewart
VP/Chief of Staff
Nike, Inc.

cc:  Mark Parker